Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

JX Luxventure Group Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.0001 per share	(1)	Other	2,250,000	$4.2850	$9,641,250.00	0.0001381	$1,331.46

Total Offering Amounts:						$9,641,250.00		1,331.46
Total Fee Offsets:
Net Fee Due:								$1,331.46

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Offering Note(s)

(1)	This Registration Statement registers for issuance 2,250,000 shares of common stock of JX Luxventure Group Inc. (the “Company”) under the Company’s 2026 Equity Incentive Plan (the “2026 Plan”). In accordance with Rule 416 under the Securities Act, this Registration Statement also covers an indeterminate number of additional shares of common stock of the Company that become issuable under the 2026 Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction that results in an increase in the number of outstanding shares of common stock of the Company.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the high and low sales prices of the common stock of the Company quoted on the Nasdaq Capital Market on January 20, 2026.